Exhibit 2.3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of this 14th day of May, 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Parent”), FS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and John G. Varel, individually (“Mr. Varel”) and as Trustee of The John G. Varel Trust, dated June 13, 2008 (the “Shareholder”).

WHEREAS, Parent, Sub and fusionstorm, a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Sub with and into the Company with the Company being the Surviving Corporation (the “Merger”);

WHEREAS, the Shareholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite the Shareholder’s name on Schedule A hereto; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of Company Common Stock issuable upon the exercise of options to purchase Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the “Shares”; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Definitions.

(a) For the purposes hereof, a “Qualified Company Shareholder” shall mean and include Mr. Varel, the Shareholder and any Company Shareholder which (i) together with its Affiliates beneficially owns in excess of 1,250,000 shares of Company Common Stock and (ii) is a party to this Agreement or becomes a party to this Agreement by the execution and delivery of a Joinder Agreement substantially in the form of Exhibit A attached hereto.

(b) Capitalized terms used, and not otherwise defined, herein shall have the meanings given to such terms in the Merger Agreement.

2. Representations and Warranties of Each Qualified Company Shareholder. Each Qualified Company Shareholder, severally and not jointly and as to himself or itself only, hereby represents and warrants to Parent and Sub as follows:

(a) Authority. Each Qualified Company Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Qualified Company Shareholder. This Agreement has been duly executed and delivered by each Qualified Company Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of such Qualified Company Shareholder enforceable against such Qualified Company Shareholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by any Qualified Company Shareholder nor the consummation by any Qualified Company Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a “Lien”) upon any of the properties or assets of such Qualified Company Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a “Contract”) to which such Qualified Company Shareholder is a party or by which such Qualified Company Shareholder or any of such Qualified Company Shareholder’s properties or assets, including the Shares held by such Qualified Company Shareholder, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an “Order”) or any statute, law, ordinance, rule or regulation of any Governmental Entity (a “Law”) applicable to such Qualified Company Shareholder or any of the Qualified Company Shareholder’s properties or assets, including the Shares held by such Qualified Company Shareholder.

(b) The Shares. The Qualified Company Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. As of the date hereof, the Qualified Company Shareholder owns of record or beneficially no shares of Company Common Stock other than such Shares.

(c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Qualified Company Shareholder.

(d) Merger Agreement. The Qualified Company Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Qualified Company Shareholder’s execution and delivery of this Agreement.

(e) Accredited Investor Status. Each Qualified Company Shareholder qualifies as an “accredited investor” as that term is defined in Rule 501 promulgated by the SEC pursuant to the Securities Act.

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to each Qualified Company Shareholder as follows:

(a) Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Qualified Company Shareholder, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

4. Covenants of Each Qualified Company Shareholder. Each Qualified Company Shareholder, severally and not jointly, and as to himself or itself only, agrees as follows:

(a) Each Qualified Company Shareholder shall not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his or its obligations hereunder or the transactions contemplated hereby.

(b) At any meeting of shareholders of the Company called (or at any adjournment thereto), or if written consent is sought, to (i) approve the Merger and the Merger Agreement, including any amendment thereto that is approved by the Company’s Board of Directors, (ii) consider and approve any Acquisition Proposal, or (iii) approve an amendment of the Company’s Amended and Restated Articles of Incorporation, as in effect on the date hereof, or Bylaws or other proposal or transaction involving the Company or any Subsidiary, which amendment or other proposal or transaction would in any manner materially impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each such action described in this clause (iii), a “Frustrating Transaction”), the Qualified Company Shareholder agrees that he or it shall vote his or its Shares or deliver a written consent in favor of the Merger, the adoption by the Company of the Merger Agreement (including any amendments thereto that have been approved by the Company’s Board of Directors) and the approval of the other Transaction Documents, and against any Acquisition Proposal (other than those contemplated by the Transaction Documents) and against any Frustrating Transaction.

(c) With respect to (i) the exercise by any holder of any Options issued pursuant to any Company Stock Plan and (ii) any outstanding shares of Company Common Stock issued upon the exercise of any Option granted pursuant to any Company Stock Plan, Mr. Varel will exercise all of his rights pursuant to Section 7 of the Company’s 2008 Restated Stock Option Plan or Section 7 of the Company’s 2000 Stock Option Plan and perform all of his duties thereunder including, without limitation, the delivery of the “Sale Notice” to each holder of an Option contemplated thereby.

(d) Each Qualified Company Shareholder that is or becomes a party hereto shall (1) cooperate fully, and shall cause the Company to cooperate fully, with Parent and its counsel in providing such information as may be required by Treasury Department Circular 230 in connection with a “limited scope opinion” and a “reliance opinion” and such other information as may be reasonably requested by counsel to Parent; and (2) agree to the conditions set forth in Treasury Department Circular 230 for such an opinion.

5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Qualified Company Shareholder hereby irrevocably grants to, and appoints, James L. Monroe, such Qualified Company Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Qualified Company Shareholder, solely to vote such Qualified Company Shareholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, written consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against (A) any Acquisition Proposal (other than the Merger Agreement and the Merger) and (B) any Frustrating Transaction.

(b) The Qualified Company Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Qualified Company Shareholder under this Agreement. The Qualified Company Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. The Qualified Company Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(f) of the Delaware General Corporation Law. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 8.

6. Delivery of Tax Opinion. The Qualified Company Shareholders shall receive concurrently with the Closing o0f the Merger a letter from Foley Hoag LLP stating that, for United States federal income tax purposes, (a) the Merger will be treated as part of a transaction described in section 351 of the Code; (b) such Qualified Company Shareholder will be considered a “transferor” for purposes of section 351 of the Code; and (c) such Qualified Company Shareholder will recognize gain as a result of the receipt of its portion of the Merger

Consideration in exchange for the FusionStorm Transferred Shares, but not in excess of its portion of the Cash Consideration. Such opinion shall be a “reliance opinion” described in 31 CFR section 10.35(b)(4) and a “limited scope opinion” described in 31 CFR section 10.35(c)(3)(v) (parts of Treasury Department Circular 230).

7. Further Assurances (a). Each Qualified Company Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Qualified Company Shareholder agrees that this Agreement and the obligations of the Qualified Company Shareholder hereunder shall attach to such Qualified Company Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Qualified Company Shareholder’s heirs, guardians, administrators or successors.

9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date which the Merger Agreement is terminated; provided, however, that Sections 9 and 11 hereof shall survive until the date that is 10 Business Days after the first anniversary of the date of any termination of the Merger Agreement.

10. Stop Transfer. The Company agrees with, and covenants to, Parent and Sub that the Company shall not register the transfer of any certificate representing the Qualified Company Shareholder’s Shares unless such transfer is made in accordance with the terms of this Agreement.

11. General Provisions.

(a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to

Synergy Acquisition Corp.

8 Cedar Street

Unit 54A

Woburn, MA 01801

Attention: James L. Monroe

Telecopy No: (781) 782-1905

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attention: Paul Bork

Facsimile No: (617) 832-7000

and

(ii)	if to Mr. Varel or the Shareholder, to

John G. Varel

P.O. Box 1468

Wailuku, HI 96793

Facsimile: (808) 356-0409

with a copy to:

Farella Braun + Martel LLP

235 Montgomery Street

17th Floor

San Francisco, CA 94104

Attention: Samuel C. Dibble

Facsimile No: (415) 954-4480

(d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in-any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed by delivery of signatures by facsimile or other electronic means.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Merger Agreement and the other Transaction Documents) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

(h) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither the Qualified Company Shareholder nor Parent nor Sub shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

12. Qualified Company Shareholder Capacity. Notwithstanding the status of any Qualified Company Shareholder as an officer and director of the Company, none of the agreements or understandings set forth herein are made by the Shareholder in his capacity as such a director and officer. The Shareholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Qualified Company Shareholder’s Shares and nothing herein shall limit or affect any actions taken by such Qualified Company Shareholder in his capacity as an officer and director of the Company.

13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court located in Boston, Massachusetts or any court of the Commonwealth of Massachusetts sitting in Boston, Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and the Qualified Company Shareholder has signed this Agreement, all as of the date first written above.

SYNERGY ACQUISITION CORP.

By	/s/ James L. Monroe
Name: James L. Monroe
Title Chairman

FS MERGER SUB, INC.

By	/s/ James L. Monroe
Name: James L. Monroe
Title: Chairman

/s/ John G. Varel John G. Varel, individually and as Trustee of The John G. Varel Trust, dated June 13, 2008

ACKNOWLEDGED AND AGREED

AS TO SECTION 9 HEREOF

As of the date first set forth above

FUSIONSTORM

By:	/s/ John G. Varel
Name: John G. Varel
Title: CEO

Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Voting Agreement (the “Agreement”) dated as of May 14, 2011, by and among Synergy Acquisition Corp., FS Merger Sub, Inc., fusionstorm, and John G. Varel, individually and as the Trustee of The John G. Varel Trust, dated June 13, 2008 and for all purposes of the Agreement, the undersigned shall be included within the term “Qualified Company Shareholder” (as defined in the Agreement). The number of Shares owned beneficially and of record by the undersigned shall be set forth on Schedule A to the Agreement. The undersigned further confirms that the representations and warranties contained in Section 2 of the Agreement are true and correct as to the undersigned as of the date hereof and makes all covenants and agreements of a Qualified Company Shareholder set forth in the Agreement. The address and facsimile number to which notices may be sent to the undersigned are set forth below.

HUMMER WINBLAD VENTURE PARTNERS IV, L.P.

By:	/s/ John Hummer
Name:	John Hummer
Title:	Managing Director

Address:

One Lombard, Ste 300
San Francisco, CA
94111
Facsimile: (415) 979-9601

Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Voting Agreement (the “Agreement”) dated as of May 14, 2011, by and among Synergy Acquisition Corp., FS Merger Sub, Inc., fusionstorm, and John G. Varel, individually and as the Trustee of The John G. Varel Trust, dated June 13, 2008 and for all purposes of the Agreement, the undersigned shall be included within the term “Qualified Company Shareholder” (as defined in the Agreement). The number of Shares owned beneficially and of record by the undersigned shall be set forth on Schedule A to the Agreement. The undersigned further confirms that the representations and warranties contained in Section 2 of the Agreement are true and correct as to the undersigned as of the date hereof and makes all covenants and agreements of a Qualified Company Shareholder set forth in the Agreement. The address and facsimile number to which notices may be sent to the undersigned are set forth below.

HUMMER WINBLAD VENTURE PARTNERS V, L.P.

By:	/s/ John Hummer
Name:	John Hummer
Title:	Managing Director

Address:

One Lombard, Ste 300
San Francisco, CA
94111
Facsimile: (415) 979-9601

Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Voting Agreement (the “Agreement”) dated as of May 14, 2011, by and among Synergy Acquisition Corp., FS Merger Sub, Inc., fusionstorm, and John G. Varel, individually and as the Trustee of The John G. Varel Trust, dated June 13, 2008 and for all purposes of the Agreement, the undersigned shall be included within the term “Qualified Company Shareholder” (as defined in the Agreement). The number of Shares owned beneficially and of record by the undersigned shall be set forth on Schedule A to the Agreement. The undersigned further confirms that the representations and warranties contained in Section 2 of the Agreement are true and correct as to the undersigned as of the date hereof and makes all covenants and agreements of a Qualified Company Shareholder set forth in the Agreement. The address and facsimile number to which notices may be sent to the undersigned are set forth below.

HUMMER WINBLAD VENTURE PARTNERS VI, L.P.

By:	/s/ John Hummer
Name:	John Hummer
Title:	Managing Director

Address:

One Lombard, Ste 300
San Francisco, CA
94111
Facsimile: (415) 979-9601

SCHEDULE A

SHARES BENEFICIALLY OWNED BY EACH QUALIFIED COMPANY SHAREHOLDER

Name of Qualified Company Shareholder	No. of Shares
The John G. Varel Trust, dated June 13, 2008	11,562,772
Hummer Winblad Venture Partners IV, L.P.	369,062
Hummer Winblad Venture Partners V, L.P.	307,552
Hummer Winblad Venture Partners VI, L.P.	806,927

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Voting Agreement (the “Agreement”) dated as of May __, 2011, by and among Synergy Acquisition Corp., FS Merger Sub, Inc., fusionstorm, and John G. Varel, individually and as the Trustee of The John G. Varel Trust, dated June 13, 2008 and for all purposes of the Agreement, the undersigned shall be included within the term “Qualified Company Shareholder” (as defined in the Agreement). The number of Shares owned beneficially and of record by the undersigned shall be set forth on Schedule A to the Agreement. The undersigned further confirms that the representations and warranties contained in Section 2 of the Agreement are true and correct as to the undersigned as of the date hereof and makes all covenants and agreements of a Qualified Company Shareholder set forth in the Agreement. The address and facsimile number to which notices may be sent to the undersigned are set forth below.

[NAME OF UNDERSIGNED]

By:
Name:
Title:

Address:

Facsimile: